TERM SHEET
$[455,000,000]
(APPROXIMATE, SUBJECT TO VARIANCE (4))

     FHASI 2007-AR3
Mortgage Pass-Through Certificates

					Principal	Expected
				WAL To	Payment to	Initial		Legal	Expected
	Approximate	Coupon	Security	Maturity	Maturity	Loss		Final	Ratings (2)
Class	Size ($)		Description	(yrs) (1)	Window (1)	Coverage		Maturity
1A1	$269,000,000	WAC(5)	Super-Senior	2.58	10/07-08/12	[7.50	]%	11/25/2037	AAA
1A2	$10,480,526	WAC(5)	Senior Mezzanine	2.58	10/07-08/12	[3.75	]%	11/25/2037	AAA
2A1	$15,000,000	WAC(5)	Pass-Through	2.94	10/07-08/14	[3.75	]%	11/25/2037	AAA
2A2	$88,393,592	WAC(6)	Super-Senior	2.94	10/07-08/14	[7.50	]%	11/25/2037	AAA
2A3	$3,443,908	WAC(7)	Senior-Mezzanine	2.94	10/07-08/14	[3.75	]%	11/25/2037	AAA
3A1	$52,937,500	WAC(7)	Pass-Through	3.19	10/07-07/17	[3.75	]%	11/25/2037	AAA
SUBS (3)	$17,062,500

(1)	At pricing speed of 25 CPB per annum. Assumes bonds pay on the 25th of every month beginning in October 2007.

(2)	It is expected that S&P and Fitch will rate all of the senior certificates. One of the aforementioned will rate the subordinate certificates (other than the first loss tranche).

(3)	Non-offered classes.

(4)	Aggregate collateral balance subject to change, which may affect final tranche sizing.

(5)	The Class 1A1 and 1A2 Certificates will bear interest at a variable rate equal to the weighted average Net Mortgage Rates of the mortgage loans in Pool 1.

(6)	The Class 2A1, 2A2, and 2A3 Certificates will bear interest at a variable rate equal to the weighted average Net Mortgage Rates of the mortgage loans in Pool 2.

(7)	The class 3A1 and 3A2 Certificates will bear interest at a variable rate equal to the weighted average Net Mortgage Rates of the mortgage loans in Pool 3.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-456-5460, ext. 4712.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities..

Deal Overview:
•	The collateral is comprised of adjustable rate, 30 year, first lien, fully amortizing mortgage loans with a fixed interest rate as described below, then subject to annual adjustment based on an index of One Year CMT plus a margin.

Pool 1 – Mortgage loans scheduled to pay a fixed rate of interest for 5 years.

Pool 2 – Mortgage loans scheduled to pay a fixed rate of interest for 7 years.

Pool 3 - Mortgage loans scheduled to pay a fixed rate of interest for 10 years.

•	The trust will issue subordinate certificates.

•	The Master Servicer maintains a [10]% Optional Termination on the collateral.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-456-5460, ext. 4712.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities..

Terms of the Offering:

Cut off Date:	September 1, 2007

Closing Date:	September 27, 2007

Settlement Date:	September 27, 2007

Distribution Dates:	25th or next business day of each month, commencing in October 2007

Collection Period:	For regular payments, the calendar month preceding the current
Distribution Date. For prepayments, the 16th of the prior month to the
15th of the current month.

Depositor:	First Horizon Asset Securities Inc.

Underwriter:	FTN Financial.

Master Servicer:	First Horizon Home Loans

Servicing Fee:	Generally [0.250%] per annum for Pools 2 and 3 and [0.375%] for Pool
1 during the initial fixed-rate period, and [0.250%] for all pools after the initial fixed-rate period.

Trustee:	The Bank of New York

Rating Agencies:	It is expected that S&P and Fitch will rate all of the senior certificates.

Day Count:	30/360

Delay Days:	24 days.

Interest Accrual Period:	The calendar month preceding the Distribution Date.

Accrued Interest:	26 days of accrued interest.

Registration:	Book-entry form through DTC

Tax Status:	REMIC for Federal income tax purposes.

Pricing Prepayment
Assumption:	25 CPB per annum.

SMMEA Eligibility:	The senior certificates will be SMMEA eligible.

ERISA Eligibility:	The senior certificates will be ERISA eligible.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-456-5460, ext. 4712.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities..

Terms of the Offering – Credit Enhancement:

Credit Enhancement:	Senior-subordinate, shifting interest structure. The initial credit enhancement for the senior certificates will consist of the subordination of the subordinate certificates (initially [3.75]%) . All pools are cross-collateralized.

Priority of Payment		Order of Loss Allocation

Class A Credit Support of [3.75]%
SUBS Credit Support of [ ]%

Shifting Interest Structure with 7 year lockout, subject to 2x test

Distribution Dates (months)	Prepayment Shift
Percentage
1 – 84	100%
85 – 96	70%
97 – 108	60%
109 – 120	40%
121– 132	20%
144+	0%

Senior Percentage:	On any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the sum of the principal amounts of senior certificates and the denominator of which is the Pool Principal Balance for the immediately preceding Distribution Date.

Subordinate Percentage:	On any Distribution Date, 100% minus the related Senior Percentage.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-456-5460, ext. 4712.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities..

Collateral Stipulations (Subject to Change):

FHASI 2007-AR3
COLLATERAL PROJECTIONS

		Jumbo 5/1 ARM		Jumbo 7/1 ARM		Jumbo 10/1 ARM

Total Loans		$289,000,000		$111,000,000		$55,000,000
“AAA” Amount @	3.75%	$278,162,500		$106,837,500		$52,937,500
AAA Coupon*		6.167%	.15	6.350%	+/-.15	6.346%	+/-.15
Gross WAC		6.542%	+/-.15	6.600%	+/-.15	6.596%	+/-.15
Wtd Avg Servicing Fee		0.375%	min	0.250%	min	0.250%	min
Wtd Avg Gross Margin		2.750	+/-.05	2.750	+/-.05	2.750	+/-.05
Wtd Avg Net Margin**		2.500		2.500		2.500
WAC Range		350.0	max	350.0	max	300.00	max
WAM		359	+-1	359	+-1	358	+-2
Wtd Avg MTR		59	+-1	83	+-1	118	+-2
Arm Index		1yr CMT		1yr CMT		1yr CMT
Cap Structure		5/2/5		5/2/5		5/2/5
WALTV		73.0	+-15.0	72.2	+-15.0	70.3%	+-15.0
**All loans Over 80% have PMI
Average Loan Balance		$700,378	+-$50000	$743,495	+-$50000	$692,551	+-50000
Max Loan Balance		$2,200,000	max	$3,000,000	max	$2,000,000	max
Full Doc		67.9%	+/- 10%	79.8%	+/- 10%	80.0%	+/- 10%
SF/PUD		90.3%	+/- 10%	89.3%	+/- 10%	88.4%	+/- 10%
Owner Occupied		92.2%	+/- 10%	92.8%	+/- 10%	89.4%	+/- 10%
Investor Properties		5.00%	max	5.00%	max	5.00%	max
Average FICO		750	+-20	747	+-20	762	+-20
Pct California		32.0%	40% Max	48.5%	60% Max	49.0%	60% Max
Interest Only Loans		81.4%	+/- 10%	85.0%	+/- 10%	88.1%	+/- 10%
IO Period = 120 mths
Expected Subordination	3.75% +-100 bps
All subordinated bonds are cross-collateralized.
Expected Ratings Agencies	AAA	S&P and Fitch
	Subs	S&P or Fitch (1 out of 2)

*Yield Maintenance in effect
**Servicing Fee will change to 25 basis points after reset date

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-456-5460, ext. 4712.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities..